Exhibit 99.1

NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Receives WDEQ Permit to Mine for Nichols Ranch Uranium Project

Casper, Wyoming, January 4, 2011 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex and TSX: URZ; Frankfurt: U9E) is pleased to announce that the State of Wyoming, Department of Environmental Quality (“WDEQ”), has issued the commercial Permit to Mine (Permit Number 778) for the Company’s Nichols Ranch In-Situ Recovery (“ISR”) Uranium Project located in Johnson and Campbell counties in the Central Powder River Basin of Wyoming, U.S.A. The Nichols Ranch project contains an estimated 5.5 million pounds of uranium resources and will serve as a platform to develop the Company’s other Powder River Basin projects through the permit amendment provisions of the regulatory process.

“This is a very significant event for our company, and it is one of the first new commercial uranium Permits to Mine issued by the WDEQ in almost 20 years”, stated Uranerz President and CEO Glenn Catchpole. “It gives Uranerz the State’s approval to construct and operate an ISR uranium mine and demonstrates, through no negative comments being submitted to the WDEQ during the public comment period, that the citizens of Wyoming support uranium mining as long as operations follow the State’s comprehensive environmental laws and regulations”.

On the federal level, Uranerz will need the final Materials License from the United States Nuclear Regulatory Commission (“NRC”) before construction can commence. The Company received the draft NRC Materials License in late November, 2010.

About Uranerz
Uranerz Energy Corporation is a U.S.-based uranium company focused on achieving near-term commercial in-situ recovery (“ISR”) uranium production in Wyoming, the largest producer of uranium of any U.S. state. The Uranerz management team has specialized expertise in the ISR uranium mining method, and has a record of licensing, constructing and operating commercial ISR uranium projects.

Uranerz Energy Corporation is listed on the NYSE Amex and the Toronto Stock Exchange under the symbol “URZ,” and listed on the Frankfurt Stock Exchange under the symbol “U9E.”

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at info@uranerz.com. Alternatively, please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the SEC at www.sec.gov or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to its expectation that it will receive a final Materials License from the NRC, and statements setting out plans or projections as to future production, planned development, the regulatory approval of planned operations, and all statements containing estimates and expectations. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined in the Company’s most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities regulators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking information or forward-looking statements, except as required by law.